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                                                                    EXHIBIT 4.11



                            LAM RESEARCH CORPORATION

                     PERFORMANCE-BASED RESTRICTED STOCK PLAN

                           (Effective January 1, 1996)
                  AMENDED AND RESTATED AS OF OCTOBER 21, 1999)

                                    SECTION 1
                            ESTABLISHMENT AND PURPOSE

         1.1 Purpose. Lam Research Corporation hereby establishes the Lam Research Corporation Performance-Based Restricted Stock Plan (the "Plan"). The Plan is intended to increase shareholder value and advance the success of the Company by (a) motivating key employees to perform to the best of their abilities, and (b) increasing the desire of key employees to continue their employment with the Company. The Plan's goals are to be achieved by providing such employees with restricted stock awards based on the achievement of goals relating to the financial performance of the Company. Payments under the Plan are intended to qualify as performance-based compensation within the meaning of Code Section 162(m).

         1.2 Effective Date. The Plan is effective January 1, 1996, subject to the approval of a majority of the shares of the Company's common stock which are present in person or by proxy and entitled to vote at the 1995 Annual Meeting of Stockholders.

                                    SECTION 2
                                   DEFINITIONS

         The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

         2.1 "Actual Award" means, as to any Performance Period, the cash-denominated bonus amount which is earned by a Participant for such Performance Period and which is converted into Restricted Stock pursuant to
Section 6.3, subject to Section 2.13 and the Administrator's authority under
Section 5.5 to reduce the award otherwise determined by the Payout Formula.

         2.2 "Administrator" means the Board or any of its Committees as shall be administering the Plan from time to time pursuant to Section 4 of the Plan.

         2.3 "Board" means the Company's Board of Directors.



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         2.4 "Code" means the Internal Revenue Code of 1986, as amended.

         2.5 "Committee" means a committee, if any, appointed by the Board in accordance with Section 4.1 to administer the Plan.

         2.6 "Common Stock" means the Common Stock of the Company.

         2.7 "Company" means Lam Research Corporation, a Delaware corporation.

         2.8 "Covered Employee" means a "covered employee" within the meaning of
Section 162(m).

         2.9 "Determination Date" means as to any Performance Period, (a) the first day of the Performance Period, or (b) if later, the latest date possible which will not jeopardize qualification of payments under the Plan as Performance-Based Compensation.

         2.10 "Disability" means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

         2.11 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         2.12 "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

                  (a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                  (b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                  (c) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

         2.13 "Maximum Award" means as to any Participant for any Plan Year, [10,000] Shares, which is the maximum amount of Restricted Stock that may be awarded to a Participant for any Plan Year (the "Plan").



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         2.14 "Participant" means as to any Performance Period, an employee of the Company who has been selected by the Committee for participation in the Plan for that Performance Period.

         2.15 "Payout Formula" means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 5.4 to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

         2.16 "Performance-Based Compensation" means compensation that is intended to qualify as "performance-based compensation" within the meaning of
Section 162(m).

         2.17 "Performance Goals" means the Company's financial goal(s) determined by the Committee to be applicable for a Performance Period, based on earnings, earnings per share, revenue growth or return on equity.

         2.18 "Performance Period" means the quarterly, semi-annual or annual fiscal period of the Company that is established by the Administrator as the period over which the Company's financial performance is to be measured for purposes of the Plan.

         2.19 "Plan" means this Lam Research Corporation Performance-Based Restricted Stock Plan.

         2.20 "Plan Year" means the 1995 fiscal year of the Company and each succeeding fiscal year of the Company.

         2.21 "Restricted Stock" means Shares awarded pursuant to Section 6, and subject to the Company's reacquisition right as specified in the Restricted Stock Agreement.

         2.22 "Restricted Stock Agreement" means an agreement in the form approved by the Administrator setting forth the terms and conditions applicable to the award of Restricted Stock.

         2.23 "Retirement Age" means the attainment of age 60 and the completion of seven "years of service," as that term is defined under the Company's Executive Deferred Compensation Plan, as amended from time to time, or any successor plan thereto.

         2.24 "Section 16 Officer" means an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         2.25 "Section 162(m)" means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.



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         2.26 "Share" means a share of the Common Stock, as adjusted in accordance with Section 3.2 of the Plan.

         2.27 "Target Award" means the dollar-denominated target award that establishes a Participant's bonus opportunity under the Plan for a Performance Period, as determined by the Administrator in accordance with Section 5.3.

                                    SECTION 3
                            STOCK SUBJECT TO THE PLAN

         3.1 Number of Shares. Subject to the provisions of Section 3.2 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 150,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. If Shares are forfeited to the Company pursuant to a Restricted Stock Agreement, such Shares, unless the Plan shall have been terminated, shall be returned to the Plan and shall become available for reissuance under the Plan; provided, however, that any such Shares shall not return to the Plan if the Participant to whom they were originally issued received the benefits of ownership of such Shares (other than voting), as interpreted from time to time by the Securities and Exchange Commission in the context of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3").

         3.2 Adjustments in Awards and Authorized Shares. In the event of any recapitalization, stock dividend, stock split, reverse stock split, split-up, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, the Administrator shall adjust the number and class of Shares that may be delivered under the Plan, the number and class of Shares subject to outstanding awards, and any applicable numerical Share limits in such manner as the Administrator in its sole discretion shall determine to be appropriate to prevent the dilution or diminution of such awards.

                                    SECTION 4
                           ADMINISTRATION OF THE PLAN

         4.1 Composition of Administrator. The Board may establish a Committee to administer the Plan, and may establish different Committees with respect to
(a) Participants who are Section 16 Officers, (b) Participants who are Covered Employees, and (c) Participants who are neither Section 16 Officers nor Covered Employees. With respect to participation by Section 16 Officers, the Plan shall be administered in such a manner as to permit the Plan and awards hereunder to comply with Rule 16b-3 as it applies to a plan intended to qualify thereunder as a discretionary grant or award plan. With respect to participants who are Covered Employees, the Plan shall be administered by two or more "outside directors" within the meaning of Section 162(m) in such a manner as to permit payments under the Plan to qualify as Performance-Based Compensation.



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         4.2 Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with the requirements of Rule 16b-3, as applicable, and with the qualification of payments under the Plan as Performance-Based Compensation with respect to Participants who are Covered Employees. Any determination, decision or action of the Administrator in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons, and shall be given the maximum deference permitted by law.

                                    SECTION 5
              SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

         5.1 Selection of Participants. On or prior to the Determination Date, the Administrator, in its sole discretion, shall select the employees of the Company who shall be Participants for the Performance Period. In selecting Participants, the Administrator shall choose employees whose responsibilities are likely to significantly influence the financial performance of the Company. No person shall be automatically entitled to participate in the Plan in any given Performance Period.

         5.2 Determination of Performance Goals. On or prior to the Determination Date, the Administrator shall establish written Performance Goals for the Performance Period.

         5.3 Determination of Target Awards. On or prior to the Determination Date, the Administrator shall establish a written Target Award for the Performance Period for each Participant.

         5.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Administrator shall establish a Payout Formula or Formulae for purposes of determining the Actual Award, if any, payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant's Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant's Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

         5.5 Determination of Actual Awards. After the end of each Performance Period, the Administrator shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Administrator. Notwithstanding any contrary provision of the
Plan: (a) the Administrator, in its sole discretion, may eliminate or reduce the



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Actual Award payable to any Participant below that which otherwise would be payable under the Payout formula; (b) if a Participant terminates employment with the Company prior to the end of a Performance Period, he or she shall not be entitled to the payment of an Actual Award for the Performance Period; and
(c) no Participant's Actual Award under the Plan may exceed the Maximum Award.

                                    SECTION 6
                                PAYMENT OF AWARDS

         6.1 Right to Receive Payment. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled under the Plan.

         6.2 Timing and Payment of Awards. Payment of each Actual Award shall be made as soon as practicable after the end of the Performance Period during which the award was earned.

         6.3 Form of Payment. Each Actual Award shall be paid in the form of Restricted Stock. The number of Shares shall be determined by dividing the cash-denominated value of the Actual Award by the Fair Market Value of a Share on the last day of the Performance Period, rounded up to the nearest whole Share. The payment of the Actual Award shall be evidenced by a Notice of Award of Restricted Stock that, together with a Restricted Stock Agreement, shall specify the applicable vesting restrictions, the amount of Restricted Stock awarded, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

         6.4 Termination of Employment; Acceleration of Vesting. In the event a Participant's status as an employee of the Company terminates for any or no reason, any unvested Restricted Stock previously awarded to the Participant shall be forfeited to the Company without consideration to the Participant; provided that, in the event a Participant reaches Retirement Age, the Participant shall become 100% vested in all of his or her Restricted Stock and such Shares shall no longer be subject to the Company's reacquisition option contained in the Restricted Stock Agreement; provided further, that in the event the Participant's employment with the Company terminates as a result of his or her death or Disability, the Administrator may, in its sole discretion, vest all or any portion of any of his or her unvested Restricted Stock. Any Restricted Stock that is forfeited pursuant to this Section 6.4 shall again become available for award under this Plan in accordance with Section 3.1.

         6.5 Stock Withholding to Satisfy Tax Withholding Obligations. When a Participant incurs tax liability in connection with the acquisition or vesting of Shares under the Plan, which tax liability is subject to tax withholding under applicable tax laws, and the Participant is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Participant may satisfy the withholding tax obligation by electing to have the Company withhold, from the Shares acquired under the Plan that have vested, that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares



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to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in writing in a form acceptable to the Administrator and shall be subject to such uniform and nondiscriminatory restrictions and limitations as the Administrator may specify.

                                    SECTION 7
                               STOCK OPTION GRANTS

         7.1 Authority to Grant Stock Options. The Administrator may, in its discretion, grant to Participants that it selects options to purchase Shares under the Plan.

         Unless otherwise determined by the Administrator:

                  (a) The term of an option shall not exceed ten years from the date of grant;

                  (b) The number of Shares subject to options granted to any individual Participant in any Plan Year shall not exceed 10,000;

                  (c) The per-Share exercise price of an option shall be at least the Fair Market Value of a Share on the date the option is granted;

                  (d) The selection of a Participant to receive an option shall be deemed to satisfy the selection requirements of Section 5.1;

                  (e) Setting the exercise price of an option at no less than the Fair Market Value of a Share on the date the option is granted and execution in due course of a written option agreement with the Participant shall be deemed to be the determination of a written Performance Goal satisfying the requirements of Section 5.2;

                  (f) Determining the number of Shares subject to an option shall be deemed to be the determination of a Target Award and Payout Formula satisfying the requirements of Sections 5.3 and 5.4; and

                  (g) The period from grant to exercise (or expiration) of the option shall be deemed to be the Performance Period, and confirmation by the Administrator to the Participant following an exercise of the option shall be deemed to be the written certification required by Section 5.5.

         7.2 Application of 1991 and 1997 Stock Plans. Unless otherwise determined by the Administrator, other terms of each option and option grant shall be consistent with options granted pursuant to the Company's 1991 Stock Option Plan or 1997 Stock Incentive Plan.



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                                    SECTION 8
                               GENERAL PROVISIONS

         8.1 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

         8.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Performance Period or any other period. Employment with the Company is on an at will basis only, unless provided differently in Participant's employment contract, if any, with the Company. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual's employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

         8.3 Indemnification. Each person who is or shall have been a member of the Administrator shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or a failure to act under the Plan, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights or indemnification to which such persons may be entitled under the Company's certificate of incorporation or bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them and hold them harmless.

         8.4 Beneficiary Designations. If permitted by the Administrator, a Participant may name a beneficiary or beneficiaries to whom any vested but unpaid amount due to Participant under the Plan shall be paid in the event of the Participant's death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Administrator. In the absence of any such designation, any amounts remaining unpaid at the Participant's death shall be paid to the Participant's estate.

         8.5 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision had been omitted. The provisions of



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the Plan shall be governed by and construed in accordance with the laws of the
State of California, with the exception of California's conflict of laws provisions.

         8.6 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee's discretion, be performed through the Company or any affiliate of the Company.

                                    SECTION 9
                            AMENDMENT AND TERMINATION

         9.1 Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan, as it may deem advisable; provided that, to the extent necessary and desirable to comply with Rule 16b-3, Section 162(m), or any other applicable law, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as is required.

         9.2 Affect of Amendment or Termination. Any such amendment, alteration, suspension or termination of the Plan shall not impair the rights of any Participant under any award (or right to receive an award), unless such Participant consents in writing to such amendment, alteration, suspension or termination. Such awards shall remain in full force and effect as if this Plan had not been amended or terminated.

                                   SECTION 10
                      COMPLIANCE WITH LAWS AND REGULATIONS

         Shares shall not be issued with respect to an award hereunder unless the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares as to which such requisite authority shall not have been obtained.

                                   SECTION 11
                              SHAREHOLDER APPROVAL

         The Plan, the grant of Share awards and the acquisition of Shares shall be subject to approval by the holders of a majority of the Shares of Common Stock of the Company represented (in person or by proxy) and voting at a meeting. Such approval shall be solicited substantially in accordance with
Section 14(a) of the Exchange Act and the rules and regulations



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promulgated thereunder within such time as is required by Rule 16b-3, Section
162(m), or other applicable law.











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